EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of World Energy Solutions, Inc.:
We consent to the incorporation by reference in the Registration Statements of World Energy Solutions, Inc. on Form S-8 (File Nos. 333-151641 and 333-140014) and Form S-3 (File Nos. 333-165822, 333-164473, and 333-147301) of our report dated February 16, 2011 with respect to our audit of the consolidated financial statements of World Energy Solutions, Inc. (which report expresses an unqualified opinion), which is included in this Annual Report on Form 10-K of World Energy Solutions, Inc., for the year ended December 31, 2010.
/s/ Marcum LLP
Boston, Massachusetts
February 16, 2011